UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): January 27, 2006

                                ----------------

                              Calibre Energy, Inc.
                              --------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
                 (State or Other Jurisdiction of Incorporation)

          000-50830                                      88-0343804
          ---------                                      ----------
   (Commission File Number)               (I.R.S. Employer Identification No.)

    1667 K St., NW, Ste. 1230
          Washington, DC                                   20006
          --------------                                   -----
(Address of Principal Executive Offices)                 (Zip Code)

       Registrant's telephone number, including area code: (202) 223-4401

                  Hardwood Doors and Milling Specialities, Inc.
                  ---------------------------------------------
                                  (Former Name)

                                4302 Hollow Road
                               Layton, Utah 84321
                               ------------------
                                (Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01. Completion of Acquisition or Disposition of Assets.

Principal Terms of the Merger

     On January 27, 2006, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of January 17, 2006 by and among Hardwood Doors and Milling Specialties, Inc., a Nevada corporation (the "Company"), Calibre Acquisition Co., a Delaware corporation ("Merger Sub"), and Calibre Energy, Inc., a Delaware corporation ("Calibre Energy Delaware"), ( the "Merger Agreement"), Merger Sub was merged with and into Calibre Energy Delaware, and Calibre Energy Delaware became a wholly-owned subsidiary of the Company (the "Merger"). As a result of the Merger, the Company, which previously had no material operations, acquired the business of Calibre Energy Delaware.

     Each outstanding share of common stock of Calibre Energy Delaware was converted into one share of common stock of the Company. All outstanding options and warrants to purchase common stock of Calibre Energy Delaware were assumed by the Company and converted into options and warrants to purchase an equal number of shares of common stock of the Company. The Merger resulted in a change of control of the Company, with the former securityholders of Calibre Energy Delaware owning approximately 93.0% of the Company's outstanding common stock, or approximately 93.7% assuming the exercise of all outstanding options and warrants, following the closing of the Merger.

     In connection with the Merger, the Company issued 47,000,000 shares of its common stock to holders of common stock of Calibre Energy Delaware and reserved for issuance (1) 10,400,000 shares of common stock pursuant to outstanding warrants to purchase common stock of Calibre Energy Delaware that were assumed by the Company, and (2) 6,425,000 shares of common stock pursuant to outstanding options to purchase common stock of Calibre Energy Delaware pursuant to the Calibre Energy, Inc. 2005 Stock Incentive Plan that were assumed by the Company. In addition, 19,575,000 issued and outstanding shares of common stock of the Company were cancelled for no consideration in connection with the Merger. As a result of the Merger, the Company has 50,525,000 shares of common stock issued and outstanding and an additional 16,825,000 shares of common stock reserved for issuance as described above.

     The Merger Agreement was determined through negotiations between the Company and Calibre Energy Delaware. Prior to the Merger, there were no material relationships between the Company and Calibre Energy Delaware, any of their respective affiliates, directors or officers or any associates of such directors or officers.

     The Merger Agreement is included herewith as an exhibit and incorporated herein by reference.

     In connection with the consummation of the Merger, we changed our name to Calibre Energy, Inc. and we changed the address of the principal executive offices of the Company was changed to 1667 K St., NW, Ste. 1230, Washington, DC, 20006 and the telephone number of the Company's executive offices was changed to, (202) 223-4401.

     In the remainder of this Item 2.01, "we" or "us" and similar terms refers to Hardwood Doors and Milling Specialities, Inc. after the Merger which resulted in Calibre Energy Delaware becoming a wholly owned subsidiary of Hardwood Doors and Milling Specialties, Inc.

                                  OUR BUSINESS

     We are an independent natural gas and oil exploration and production company concentrating on growing reserves and production through the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. We are engaged in the acquisition, exploitation and development of producing and non-producing shale gas and oil (source rock) properties in selected producing basins in North America. Our oil and gas business was commenced in August 2005.

     We specialize in acquiring oil and gas interests involved in extracting hydrocarbons from known source rocks ("mining spent-source rocks") and identifying gas-shale opportunities for exploitation. These plans include deploying known techniques for use in identifying, predicting, and optimizing future production volumes and rates. Initially we are concentrating on: a) shales that are laterally extensive (pervasive); b) basins where the target zones have been previously penetrated; c) shales that have been successfully fraced (contained); d) cuttings utilized to validate source rock potential, porosity, and permeability; and e) projects that will be financially leveraged.

Industry

     US Gas Market

     Demand for natural gas in the United States has grown significantly in recent years. The Energy Information Administration in its Annual Energy Outlook 2004, estimates that natural gas demand in the United States could be 31.41 Tcf by the year 2025. That is an increase of 40 percent over 2004 demand levels of
22.8 Tcf. That is compared to an expected total energy consumption increase (from all sources) of 40 percent (from 97.7 quadrillion British thermal units to 136.5 by 2020). The Energy Information Administration predicts a 1.6 percent annual increase in demand over the next 21 years. While forecasts made by different Federal agencies may differ in their exact expectations for the increased demand for natural gas, one thing is common across studies: demand for natural gas is expected to continue to increase steadily for the foreseeable future.

     In 2006, total domestic energy demand is projected by Energy Information Administration to increase at an annual rate of about 1.4 percent, despite continued concerns about tight supplies and projected high prices for oil and natural gas. Recent declines in petroleum product prices (especially gasoline and diesel) due to mild weather and ongoing hurricane recovery efforts have reduced industry's petroleum price forecasts for the next few months. However, prices for crude oil, petroleum products, and natural gas are projected to remain high through 2006 because of continuing tight international supplies and hurricane-induced supply losses. Henry Hub natural gas prices were estimated by Energy Information Administration to average $9.00 per thousand cubic feet
(Mcfe) in 2005 and are estimated to be $9.80 per Mcfe in 2006 and $8.84 in 2007.

     History of Gas Shale Development

     The first shale gas production in the United States came from the Appalachian Basin, where by 1926 the Devonian shale gas fields were the world's largest known occurrence of natural gas. Presently, commercial gas shale production in North America is limited to the Barnett Shale in the Ft. Worth Basin, the Caney/Woodford and Fayetteville shales in the Arkoma Basin in Oklahoma and Arkansas, the Devonian shales in the Appalachian Basin, the Antrim shale in the Michigan Basin, the Floyd shale in the Black Warrior Basin, the Lewis shale in the San Juan Basin, the Bakkan shale in the Williston Basin, and the Mississippian/Devonian shales in the Delaware Basin. Numerous other basins with prospective shale gas exist, many of which are currently being explored.

     Gas shales are currently one of the most active and prolific drilling plays in the United States as a result of high gas prices, the remarkable success in the Barnett Shale in the Fort Worth Basin, technological advancements in drilling and completions, and predicted near-term shortages of natural gas. Furthermore, gas shales occur behind pipe in many developed basins where conventional production is declining, an underutilized gathering infrastructure exists and markets are accessible.

     The Barnett Shale serves as source, seal, and reservoir to a world-class unconventional natural-gas accumulation in the Ft. Worth basin of north-central Texas. The formation is a lithologically complex interval of low permeability that requires artificial stimulation to produce. Shale depths range from 3,500 to 9,000 feet depth, with 200 to 400 feet of gross pay, 85% of which might be productive. Initial production was initially confined to a limited portion of the northern basin where the Barnett Shale is relatively thick (in excess of 300ft), organic rich (present-day total organic carbon in excess of 3.0%), thermally mature (vitrinite reflectance in excess of 1.1%), and enclosed by dense limestone units able to contain induced fractures. However, this area has expanded into Tarrant, Johnson, Hill, Sommerville, Hood, and Bosque Counties. Thermal maturities are key to economic viability with oil-bearing shales in the northwest of the basin grading to dry gas towards the southeast. Presently, the core area of activity with the greatest recoveries per well covers over 2,000 square miles and is expected to yield in excess of 50 trillion cubic feet of gas. To date there are more than 4,600 wells drilled and completed in the Barnett Shale that produce more than 1.2 billion cubic feet of gas per day. Cumulative gas production from Barnett Shale wells through 2004 was about 1.2 trillion cubic feet of gas.

Business Strategy

     Our goal is to expand and develop our exploration and production business and our reserves by initially emphasizing the identification and development of shale gas opportunities. We believe the Mississippian Barnett Shale development in the Ft. Worth Basin provides the greatest near term economic value to us as we believe this development has the most promising economics of any shale gas wells in the various producing basins in the United States.

     Because of our small size and the experience of our initial management team and project partners, we have the potential to execute quickly when identifying opportunities and capturing a land position. Some exploration and production companies take up to one year to obtain rights to the land and an additional year to evaluate the land for the first well. We believe we can shorten the total time for obtaining rights and evaluation to one year and then commence the exploitation phase in the second year.

Our Projects

     Since the commencement of our oil and gas business in August 2005, we have hired an initial senior management team and entered into three agreements for the identification, exploration and development of prospects in the Ft. Worth Basin. Currently our growth depends heavily on the performance of our operating partners, to execute drilling and completion programs in an environment where shortages of equipment and talent are resulting in the escalation of costs. We have no current capability to act as an operator at this time, additional legal, land, drilling, and completion personnel will also be required for us to grow significantly. Our senior management team will have to hire additional expertise in operations and finance to make a successful transition into a full operating company.

     We are currently participating in three projects with Kerogen Resources, Inc., a small, privately held, recently formed exploration and production company, located in Houston, Texas. These are as follows:

     Reichmann Petroleum Corporation Project

     The first project is a joint venture with Kerogen Resources, Crosby Minerals and Reichmann Petroleum Corporation to explore, acquire and develop properties located in the Barnett Shale in the Ft. Worth Basin of North Texas. In October 2005 we acquired, through Kerogen Resources, a 12.5% working interest in 6190 net acres of leasehold interests in Parker, Tarrant, Denton, and Johnson Counties, Texas. We paid Reichmann $3,179,660 for the working interest. Reichmann is the operator of the properties. Kerogen Resources provides the technical guidance for the project and in exchange will receive 12.5% of our 12.5% working interest in each well drilled. Subsequent to the initial acquisition we purchased a 25% working interest in 443 net acres of leasehold interests from Reichmann Petroleum in Johnson County, Texas. This acreage is also subject to an agreement with Kerogen Resources to grant it 12.5% of our net interest exchange for providing certain technical work. Currently, our net acreage position subject to the Reichmann agreement is 773.94 net acres. We expect to be able to add acreage within the area of mutual interest boundaries defined by the agreement.

     There are four drilling rigs currently active on the Reichmann project properties. Three of the rigs are operated by Reichmann Petroleum and one rig is operated by XTO Energy, Inc. To date Calibre has participated in 17 wells: three wells are producing, nine have been drilled and completed but are waiting to be fraced, four are being drilled and one is building a location.

     South Ft. Worth Basin Project

     In October 2005, we entered into a Participation Agreement for the exploration and development of wells in a portion of the South Ft. Worth Basin with Kerogen Resources, Wynn Crosby Energy, Inc. ("Crosby"), and Triangle USA ("Triangle"). The agreement covers a five county area of approximately 1.5 million acres and consists of all lands in these counties outside areas of mutual interest covered by the Reichmann project. Kerogen is expected to generate shale gas prospects in the area subject to the agreement. Calibre is obligated to pay Kerogen Resources $597,600 for its generation of shale gas prospects within the five county area. To date Calibre has paid $500,000 of this amount and the balance is due upon the delivery of Kerogen's technical report.

     The Participation Agreement is for a two year term. Kerogen Resources, as the technical partner in charge of generating the prospect areas, pays 10% of the costs in exchange for a 16% working interest, Calibre and Triangle will pay 30% of costs for a 27% working interest and Crosby, as operator, will pay 30% of costs for a 30% working interest. Crosby has committed to buying three drilling rigs, which are to be dedicated to this project. The agreement would bind all parties to the same area of mutual interest. Each party is permitted to obtain oil and gas leases in the territory, but must offer to assign to the other parties the percentage interest in the leases described above. Prospects are defined by agreement of the parties. The operator of a lease may require the other parties to advance their respective percentages of the costs for leases or drilling of the lease.

     Wynn Crosby has engaged 12 independent land brokers identifying leases for it and has leased approximately 1,446 net leasehold acres. We have been offered a 27% interest in the leases pursuant to the Participation Agreement. We anticipate that leases for an additional 5,000 to 7,500 net leasehold acres will be made pursuant to the Participation Agreement in the next six months.

     Williston Basin Project

     On September 20, 2005 Calibre entered into a Participation Agreement with Kerogen Resources covering all of the Williston Basin. Calibre is obligated to pay Kerogen the sum of $638,600 for generation of shale gas prospects in the Williston Basin. To date Calibre has paid $550,000 to Kerogen Resources and the balance is due upon the delivery of Kerogen's technical report. To date no acreage has been leased pursuant to this agreement. Kerogen, as the technical partner in charge of generating the prospect areas, will pay 70% of the costs for a 73% working interest in the leasehold interests acquired subject to the agreement, and we pay 30% of the costs for a 27% working interest. Each party will control their own leases with obligations to offer any leases acquired to the rest of the group pro-rata. Prospects are defined based on land and range from 25,000 to 45,000 acres each. The operator on a lease may required participating parties to advance funds for leases or drilling.

Employees

     As of January 26, 2006 we employed five people, none of which is subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

     Reserves. The producing wells in which we have an interest have just commenced production and the operators have not evaluated or reported reserves or production from these wells.

     Productive Wells. We have an interest in three wells which are currently completed and in 14 wells that are waiting to be fraced to be placed on production. The average sales price per unit of gas produced and the average lifting costs cannot be determined at this time because production has just commenced.

                                                    Gross Wells      Net Wells
                                                    -----------      ---------
     Reichmann Petroleum Joint Venture                  17             1.52


     Undeveloped Leasehold.  We have the following leasehold interests:

                                                 Gross Leasehold  Net Leasehold
                                                 ---------------  -------------

     Reichmann Petroleum Joint Venture                 802.924        677.053

     So. Ft. Worth Basin Joint Venture               2,484.271      1,956.448
                                                     ---------      ---------

         Total                                       3,287.195      2,633.501

     Office Lease. Calibre Energy, Inc. also leases 2,360 square feet of office space in Washington, D.C. that serves as its corporate offices. The lease is at market rates and expires in October 2008.

                                  RISK FACTORS

     The following factors affect our business and the industry in which we operate. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known or that we currently consider immaterial may also have an adverse effect. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected.

Risks Related to Our Business
-----------------------------

We have a limited operating history and limited revenues.

     Our oil and gas operations commenced in August of 2005 and, accordingly, are subject to substantial risks inherent in the commencement of a new business enterprise. Consequently we have limited assets and operations. To date we have raised approximately $8 million in a private offering and we have acquired interests in 16 properties. To date, we have generated limited revenue from our operations. There can be no assurance that we will be able to successfully identify, develop and operate oil and gas leases, generate revenues, or operate profitably. Additionally, we have no business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because the investor will be placing funds at risk in a company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not purchase our stock in us unless they can afford to lose their entire investment.

We have limited sources of liquidity.

     We require substantial capital to pursue our operating strategy. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital is expected to be proceeds from private and/or public offerings of our securities.

     Our current monthly operating overhead is approximately $88,000 and such amount will increase as we expand our operations. We will be relying on funds from future offerings to both pay our overhead and to purchase interests in oil and gas prospects and to pay any exploration and development costs, but such funding may not be available or may not be sufficient to enable us to realize positive cash flow from operations.

We will need additional capital to execute our business plan, and our ability to obtain the necessary funding is uncertain.

     We expect that we will require additional capital, after this offering, to implement our business plan successfully. The timing and degree of any future capital requirements will depend on many factors, including:

     o the accuracy of the assumptions underlying our estimates for our capital needs in 2006;

     o    the number of prospects we identify;

     o    the terms on which we can obtain rights to those prospects;

     o    the cost of developing the prospects; and

     o    our success rate in developing economically successful prospects.

     We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings, lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

There is a high demand for leases and drilling rigs in the areas of our operation and we may not be able to obtain leases or access to rigs at rates that permit us to be profitable or at all.

     Increases in oil and natural gas prices have resulted in a significant increase in demand for both oil and gas leases and drilling rigs. As a result, the cost of both leases and rigs has increased substantially. In particular the demand for rigs has made it difficult in some instances to obtain such services without significant advance schedulings. If we cannot obtain leases to oil and gas properties and rigs when needed and at reasonable rates, or at all, we may not be able to complete exploration and production in a timely manner. As a result, our costs could be substantially higher, we may lose our rights to some leases and our business and financial results may be adversely affected.

We will face intense competition in our industry, and we may not have the capacity to compete with larger oil and gas companies also investing in oil and gas prospects.

     Identifying, competing and realizing attractive investments in the energy sector is highly competitive and involves a high degree of uncertainty. There are many companies with more resources in the oil and gas industry, competing to acquire the most desirable oil and gas prospects. There is no guarantee that we will be successful in acquiring high quality oil and gas prospects.

The selection of prospects, ownership and operation of oil and gas wells, and the ownership of non-operating oil and gas properties are highly speculative investments.

     It is impossible to predict whether any prospects will produce oil or natural gas, or whether drilling or development on a prospect will take place at all. Operations on the interests we acquire may be unprofitable, not only because a well may be non-productive "dry hole", but also because the producing life and productivity of wells are unpredictable. Wells may not produce oil and/or gas in sufficient quantities or quality to recoup the investment, let alone return a profit. Further, weather-related and other delays may affect the ability to drill for hydrocarbons, produce hydrocarbons, or to transport hydrocarbons. Development and transportation may be made impracticable or impossible by weather, ground conditions, inability to obtain appropriate easements, ground water, or other conditions or delays.

The experts on which we rely to analyze potential acquisitions may not make accurate conclusions about prospects.

     We will rely on our management and personnel, experts, our partners, market participants, and personal experience to analyze potential prospects in which we invest. There can be no assurance that the analysis of these third parties will be accurate.

Third parties may operate some of the prospects in which we invest.

     Although, we control the investment process and our decisions, third parties may manage and control the properties. Third parties may act as the operator of some of our prospects, and in most cases, we will acquire less than a 100% ownership position in our oil and gas properties. Accordingly, third parties may manage and control the drilling, completion and production operations on the properties. Additionally, we could be held liable for the joint activities of other working interest owners of our investment properties, including nonpayment of costs and liabilities arising from the other working interest owners' actions. If other working interest owners do not, or cannot, pay their share of drilling and completion costs for a prospect, that prospect might not be fully developed.

Leasehold interests in which we invest may revert before the interest is profitable.

     Many leases and mineral interests contain provisions that allow ownership to revert back to the original owners after a certain period of time and under certain circumstances. Because we may not have control of the majority of the interest in a particular lease block, we will have little or no control over the development or drilling that takes place, and leases may therefore expire before any commercialization of the lease takes place.

Drilling wells is speculative, unpredictable, and may be unprofitable.

     We will be required to pay our pro rata share of drilling expenses on a prospect where we own a working interest. Drilling involves high risk, and the probability is high that no oil and gas will be discovered in commercial quantities. In most instances, a dry hole will result in a total loss of any amounts invested in the drilling of the prospect, including the amount invested in the mineral lease.

Production and marketing conditions may cause production delays.

     Drilling wells in areas remote from marketing facilities may delay production from those wells until sufficient reserves are established to justify construction of necessary pipelines and production facilities. The ability to complete wells in a timely fashion on a prospect may also result in production delays. In addition, marketing demands (which have historically been seasonal) may reduce or delay production from wells. The wells on the prospects in which we invest may have access to only one potential market. Local conditions, including closing businesses, conservation, shifting population, pipeline maximum operating pressure constraints, local supply levels and delivery problems could halt or reduce sales from the wells in which we invest.

Oil and gas markets have historically been unstable.

     Global economic conditions, political conditions and other factors create an unstable market for the price of oil and natural gas. Oil and gas prices may fluctuate significantly in response to supply, demand, political, economic, weather and other factors. Such price fluctuation may affect the value of cash flow from producing properties and the value and marketability of our investments.

We may not be able to be both cost-efficient and geographically diversified.

     While we will allocate our equity among a number investments in different properties, prospects, and, possibly, geographic regions, the cost to acquire interests in and develop onshore oil and gas prospects varies greatly in different geographic locations. Consequently, if we make investments in a limited geographic area, that may lower our cost per investment but it would limit the diversity of our portfolio. Conversely, if we make investments in a number of different areas, our diversity would increase but at a greater cost to us.

The profitability of any investment will be subject to significant environmental risks.

     We intend to invest in leaseholds, titles, mineral interests, working interests, royalty interests and other energy exploration related assets. Numerous potential hazards accompany the development of these interests, including unexpected or unusual ground formations, pressures, blowouts, and pollution. Any of these hazards could injure or kill people or damage property, including causing surface damages, equipment damage, reservoir damage and reserve loss. If any of these potential hazards occur, the associated damages could exceed our assets and any insurance coverage.

Our activities will be subject to substantial environmental laws and regulations.

     We will be subject to federal, state and local environmental laws, regulations and ordinances that may impose liability for the costs of cleaning up, and damages resulting from, past spills, disposals and other releases of hazardous substances. In particular, under applicable environmental laws, we may be responsible for certain costs associated with investigating and remediating environmental conditions and may be subject to associated liability, including lawsuits brought by private litigants, relating to prospects in which it owns working interests. These obligations could arise regardless of whether the environmental conditions were created by us or by a prior owner or tenant.

Risks Related to Our Stock
--------------------------

There is currently a limited market for our securities.

     There is currently no market for our common stock, and there can be no assurance that a market will ever develop. None of the shares issued on the merger have been registered under applicable federal and state securities laws, all such shares in the Company are "restricted securities." Therefore, such securities offered hereby cannot be sold or otherwise disposed of except in transactions that are subsequently registered under applicable federal and state securities laws, or in transactions exempt from such registration. While there are no blanket exemptions for re-sales of unregistered securities of privately held companies, the SEC has promulgated a uniform resale rule ("Rule 144") that is generally applicable to the holders of restricted securities of companies whose securities are traded on a public market.

     However, there is currently no public market for our common stock, and there is no assurance that an active public market will develop for our common stock or that our common stock will trade in the public market subsequent to this merger. If an active public market for our common stock does not develop, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or "float" for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. In general, Rule 144 provides, if certain conditions are met, that a person who has held restricted securities for at least one year may sell in brokerage transactions, during each three-month period thereafter, an amount equal to the greater of the average weekly trading volume of the security during the four calendar weeks immediately proceeding the sale, or 1% of our outstanding common stock, whichever is greater. Certain provisions of Rule 144 permit holders of restricted securities who have held such securities for more than two years to sell all their securities without regard to the volume limitations described above. Investors should not assume that they will be able to sell their shares in brokerage transactions, if at all. Because the securities have not been registered, persons acquiring the securities in connection with this offering will be required to represent in writing that they are purchasing the same for investment only and not with a view to, or for sale in connection with, any subsequent distribution thereof. All certificates which evidence the securities offered hereby will be inscribed with a printed legend which clearly describes the applicable restrictions on transfer or resale by the owner thereof. No federal or state regulatory agency has reviewed the contents of this memorandum.

We presently do not intend to pay cash dividends on our stock.

     We currently anticipate that no cash dividends will be paid on any of our stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance future expansion of our business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the shares.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information with respect to the beneficial ownership of our common stock as of the closing of the acquisition of Calibre Energy by:

     o each person or entity known by us to beneficially own five percent (5%) or more of either class of common stock;

     o    each director and named executive officer; and

     o    all of our directors and executive officers

     Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it, him or her as set forth opposite their name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934:

Name and Address (1)                              Common Stock  Ownership(%) (2)
-----------------                                 ------------  ------------

Prentis B. Tomlinson (3).........................  20,810,000      38.0%
Edward L. Moses (4)..............................     750,000       1.5%
W. Richard Anderson (4)..........................     400,000         *
O. Oliver Pennington (4).........................     500,000       1.0%
Peter F. Frey (4)................................     100,000         *
International Capital Advisory, Inc.(5)..........   3,600,000       7.1%
The Tobin Family Trust (6) ......................   2,650,000       5.2%
All executive officers and directors as a group    22,756,000      39.9%
 (4 persons):....................................
________________

* Represents less than 1% of the issued and outstanding shares of common stock.

(1) Except as otherwise noted, the street address of the named beneficial owner is 1667 K Street, NW, Suite 1230, Washington, DC 20006.

(2) Based on a total of (i) 50,525,000 shares of common stock issued and outstanding after the closing of the acquisition of Calibre Energy, Inc., a Delaware corporation, on January 27, 2006, plus (ii) shares that may be issued upon exercise of options that are exercisable within 60 days.

(3) Includes (i) 540,000 shares of stock owned directly, (ii) 16,000,000 shares of stock held by Calibre Energy Partners, LLC. which Mr. Tomlinson controls, (iii) 270,000 shares of common stock to be issued upon the exercise of warrants, and (iv) 4,000,000 shares of common stock that may be issued upon the exercise of options.

(4) Represents shares of common stock that may be acquired upon exercise of options in the next 60 days.

(5) The address for the beneficial owner is 202 Melrose Avenue, Toronto, Ontario, Canada.

(6) Includes 250,000 shares that may be acquired upon exercise of warrants in the next 60 days. The address for the beneficial owner is 40 Bassano Rd., Toronto, Ontario, Canada M2N 2K1.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information with respect to our current directors and executive officers (ages as of January 1, 2006).

Name                                  Age   Position
----                                  ---   --------

Prentis B. Tomlinson, Jr...........   63    President, Chairman of the Board and
                                            Director
Edward L. Moses, Jr................   67    Vice President Operations, Director
O. Oliver Pennington...............   35    Chief Financial Officer
Peter F. Frey......................   62    Comptroller
W. Richard Anderson................   50    Director
_______________

     The following biographies describe the business experience of our executive officers and directors. Each of our officers and directors were appointed to their positions on January 27, 2006 in connection with the merger of Calibre Energy, Inc. and Calibre Acquisition Co.

     Prentis B. Tomlinson, Jr., President, Chairman and Director. Mr. Tomlinson has over 30 years of experience in the energy industry, and is a second-generation oil and gas man who traces his roots back to Tomlinson Geophysical Service, founded in 1937 by P. B. Tomlinson, Sr. Mr. Tomlinson has founded a number of companies in the energy sector, including exploration and production companies, crude trading company and another oilfield service company, TGS Geophysical, Inc., which merged with Nopec in 1997 to form TGS Nopec (OSE: TGS). Since 2001 Mr. Tomlinson has been a private investor. In 2004 Mr. Tomlinson helped to found, and remains a significant shareholder in, a drilling technology company based in Houston, Texas, Particle Drilling Technologies, Inc. (www.particledrilling.com) (Nasdaq: PDRT). Mr. Tomlinson received a B.S. and M.S. in Geology from Louisiana Polytechnic Institute, a MTS and MA in Religious Studies from Harvard University, and he is currently a candidate for a PhD in the Graduate School of Arts & Sciences from Harvard University.

     Edward L. Moses, Jr., Vice President of Operations and Director. Mr. Moses has over 40 years experience in the oil and gas industry beginning as a roustabout and roughneck for drilling contractors while studying for his B.S. in Petroleum Engineering at Texas A&M University. He is currently Managing Director of Horizon Offshore (Nasdaq: HOFF). After receiving his engineering degree in 1958, Mr. Moses joined The Superior Oil Company where he was Manager of Domestic and International Drilling Operations. He left Superior Oil in 1976 to work as an independent consultant where he and his partners provided consulting and turnkey drilling services throughout the Gulf Coast, South Texas, and North Sea areas as well as India and Central America. Mr. Moses joined Deep Tech companies in 1989 as Vice President, Engineering. Before leaving Deep Tech in 1998, he served as Senior Vice President of North Atlantic Pipeline Partners, L.P.; Senior Vice President of Tatham Offshore Canada, Limited; Managing Director of Deepwater Production Systems, Inc.; and Executive Vice President of RIGCO North American, L.L.C. From 1998 until 2000, Mr. Moses was the Chairman and Chief Executive Officer of Prime Natural Resources, Inc. a Houston based exploration and production company. Since 2000 Mr. Moses has been a private investor. Mr. Moses has a B.S. in Petroleum Engineering from Texas A&M University. He is a Professional Engineer in Texas and Louisiana, member of Society of Petroleum Engineers, Texas Society of Professional Engineers, and a Director of Spindletop.

     O. Oliver Pennington, Chief Financial Officer. Mr. Pennington has over 11 years of experience in the financial industry and can trace his roots in the oil and gas business through his grandfather, Arthur Buzzini, back to the mid-1930s. From July 2005 until December of 2005 Mr. Pennington was a private investor. From January 2003 until June 2005, Mr. Pennington was employed as a partner and senior member of the investment team of Sthenos Capital Limited, a hedge fund based in London, and from August 1996 until September of 2002 as the Head of International Trading, analyst and member of the international investment team at Kingdon Capital Management Corp., a hedge fund based in New York. Mr. Pennington started his career as a trader for AIM Management, an asset management company based in Houston. Mr. Pennington received a B.A. in History and German from Vanderbilt University in 1994 and is currently a candidate for Level II of the CFA.

     Peter F. Frey, Controller. Mr. Frey has over 39 years of experience in accounting, banking and finance. After serving in the U.S. Air Force, Mr. Frey, began his financial career at Buffalo Savings Bank, later known as Goldome FSB where he was Assistant Vice President for Budgeting and Planning for the $16 billion bank. Since retiring from Goldome FSB, Mr. Frey has worked for various financial and banking institutions including FDIC - Resolution Trust Corporation, which assisted with the Savings and Loan Association crisis of the early 90's. From there he joined ESL Federal Credit Union as Controller, which was successfully separated from the Eastman Kodak Company and was launched as an independently managed financial institution. From March 1997 until December 2001 Mr. Frey was employed as the Director of Accounting Operations by Superior Bank FSB, managing the accounting operations for the bank and a coast-to-coast lending operation. From December 2001 to August 2003 Mr. Frey was the Director of Accounting Operations at the Nasdaq Stock Market where he developed and implemented the accounting operations and payroll functions for the impending separation from the parent company, NASD. From August 2003 until January 2004 Mr. Frey worked as a private consultant. From January 2004 to December 2005 Mr. Frey was employed by Rose Financial Services, LLC as project manager. Mr. Frey joined Calibre Energy in December 2005.

     W. Richard Anderson, Director. Mr. Anderson worked with Hein & Associates LLP, a Houston based certified public accounting firm, from 1984 to 1998, where he served as a partner from 1989 to January 1995 and as a managing partner of the firm from January 1995 to October 1998. In 1999, Mr. Anderson left Hein & Associates to work at Prime Natural Resources, Inc. as its Chief Financial Officer. Since 2000 he has served as President and Chief Executive Officer of Prime Natural Resources. Prime Natural Resources is a closely held exploration and production company that is the largest portfolio company owned by New York-based Elliott Group (Elliott Associates, L.P. and Elliott International, L.P.) (www.elliottmgmt.com). Additionally, Mr. Anderson became a Director in 1999 of Boots & Coots International Well Control and chairs the audit committee to the board as well as serves as a member of the Compensation Committee.

     Effective January 27, 2006, Mr. Luke Frazier, previously our sole director and officer, resigned as an officer and a director of Calibre.

                             EXECUTIVE COMPENSATION

     Employment Agreements

     During the fiscal years ended December 31, 2003, 2004 and 2005, neither Luke Frazier, our sole director and officer prior to our acquisition of Calibre Energy in January 2006, nor the officers and directors of Calibre Energy who became our officers and directors upon completion of our acquisition of Calibre Energy, received any compensation from us. Set forth below is a summary of the material terms of the compensation and employment agreements made between Calibre Energy and its executive officers which we assumed in connection with our acquisition of Calibre Energy.

     Prentis B. Tomlinson, Jr. Mr. Tomlinson entered into an employment agreement effective October 1, 2005. The agreement has a three year term and provides that Mr. Tomlinson will serve as President. Mr. Tomlinson receives an annual base salary of $180,000, which may be further increased at our discretion. Not withstanding the above, the base salary of Mr. Tomlinson shall be increased to $360,000 on the third anniversary date from the effective date of the agreement. Mr. Tomlinson has also received the following stock options pursuant to the agreement: non-statutory options to purchase 4,000,000 shares of our common stock at a price of $.05 per share, which options are fully vested and shall survive Mr. Tomlinson termination date. Mr. Tomlinson is entitled to participate in any employee benefit plans that are made available to our employees.

     During the term of the agreement, we may terminate Mr. Tomlinson's employment at any time by giving three months written notice. Additionally, we may terminate Mr. Tomlinson's employment for cause upon written notice. Mr. Tomlinson may terminate his employment for "Good Reason" when there is a decrease in the Executive's base salary, or a materially adverse diminution of the overall level of responsibilities of the Executive, or a material breach by the Company of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or Compensation Committee of the Board in its discretion determines shall constitute "Good Reason."

     In the event of a "Change of Control" (as defined below), if Mr. Tomlinson is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Tomlinson will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Tomlinson's then current Base Salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medial and dental coverage for three years from the termination date at no cost to Mr. Tomlinson.

     For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

     The employment agreement with Mr. Tomlinson also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from October 1, 2005 until two years after termination of the agreement, Mr. Tomlinson is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the company.

     Edward L. Moses. Mr. Moses entered into an employment agreement effective October 1, 2005. The agreement has a three year term and provides that Mr. Moses will serve as Vice President of Operations. Mr. Moses receives an annual base salary of $120,000, which may be increased at our discretion. Mr. Moses has also received the following stock options pursuant to the agreement: non-statutory options to purchase 750,000 shares of our common stock at a price of $.05 per share, which options are fully vested. Mr. Moses is entitled to participate in our employee benefit plans are made available to our employees.

     During the term of the agreement, we may terminate Mr. Moses' employment at any time by giving three months written notice. Additionally, we may terminate Mr. Moses' employment for cause upon written notice by the company. Mr. Moses may terminate his employment for "Good Reason" when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute "Good Reason."

     In the event of a "Change of Control" (as defined below), if Mr. Moses is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Moses will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Moses' then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medical and dental coverage for three years from the termination date at no cost to Mr. Moses.

     For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

     The employment agreement with Mr. Moses also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from October 1, 2005 until two years after termination of the agreement, Mr. Moses is subject to a non-solicitation agreement with respect to, among others, our customers, suppliers and employees.

     O. Oliver Pennington.. Mr. Pennington entered into an employment agreement effective December 28, 2005. The agreement has a three year term and provides that Mr. Pennington will serve as Chief Financial Officer. Mr. Pennington receives an annual base salary of $200,000, which may be increased at our discretion. Mr. Pennington has also received the following stock options pursuant to the agreement: non-statutory options to purchase 500,000 shares of our common stock at a price of $.24 per share, which options are fully vested. Mr. Pennington is entitled to participate in our employee benefit plans are made available to our employees.

     During the term of the agreement, we may terminate Mr. Pennington's employment at any time by giving three months written notice. Additionally, we may terminate Mr. Pennington's employment for cause upon written notice by the company. Mr. Pennington may terminate his employment for "Good Reason" when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute "Good Reason."

     In the event of a "Change of Control" (as defined below), if Mr. Pennington is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Pennington will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Pennington's then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medical and dental coverage for three years from the termination date at no cost to Mr. Pennington.

     For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

     The employment agreement with Mr. Pennington also contains customary nondisclosure and proprietary rights provisions.

     Peter F. Frey. Mr. Frey entered into an employment agreement effective December 21, 2005. The agreement has a three-year term and provides that Mr. Frey will serve as Comptroller. Mr. Frey receives an annual base salary of $100,000, which may be increased at our discretion. Mr. Frey also received the following stock option pursuant to the agreement: non-qualified options to purchase 100,000 shares of our common stock at a price of $.24 per share. Such options are fully vested, and (2) incentive stock options to purchase 100,000 shares of our common stock at a price of $.24 pursuant to our qualified stock option plan that shall vest over a four year period. Mr. Frey is entitled to participate in other employee benefit plans that we may adopt.

     During the term of the agreement, we may terminate Mr. Frey's employment at any time by giving three months written notice. Additionally, we may terminate Mr. Frey's employment for cause upon written notice by the company. Mr. Frey may terminate his employment for "Good Reason" when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute "Good Reason."

     In the event of a "Change of Control" (as defined below), if Mr. Frey is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Frey will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Frey's then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medial and dental coverage for three years from the termination date at no cost to Mr. Frey.

     For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

     2005 Stock Incentive Plan

     In connection with our acquisition of Calibre Energy, we assumed the 2005 Stock Incentive Plan that had previously been adopted by the Board of Directors and shareholders of Calibre Energy, Inc. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by our Board of Directors. The Board has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee administering the plan also has the power to interpret the plan and to create or amend its rules.

     Reservation of Shares. Grants of stock options and restricted stock may be made pursuant to the plan. The number of shares of common stock issued under the plan may not exceed 9,000,000 shares. Shares shall be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to the award will again be available for the grant of an award under the plan. The maximum number of shares that may be issued under the plan, as well as the number and price of shares of common stock or other consideration subject to an award under the plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

     Stock Options. The plan provides for granting (1) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) stock options that do not constitute incentive stock options ("non-statutory" stock options). The exercise price for an option granted under the plan is determined by the committee but will be no less than the fair market value of our common stock on the date the option is granted. The option price upon exercise shall be paid in the manner prescribed by the committee. Additionally, stock appreciation rights may be granted in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, common stock, or a combination thereof, in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the option exercise price. The options granted under the plan are not assignable or transferable, except on the death of a participant, pursuant to a qualified domestic relations order or unless the committee gives its approval. In the event that incentive stock option grants are made under the plan, such options will be subject to more stringent restrictions on transfer.

     Restricted Stock. The plan permits the committee to grant restricted stock awards. Shares of common stock will be issued or delivered to the employee, consultant or director at the time the award is made without any payment to us (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the committee. The committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (1) the attainment of one or more performance measures established by the committee, (2) the holder's continued employment or continued service as a consultant or director for a specified period, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion or (4) a combination of any of these factors. Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the committee.

     Change of Control. The plan provides that, upon a Corporate Change (as hereinafter defined), the committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the committee). The plan provides that a Corporate Change occurs if (1) we are not be the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity), (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to any other person or entity, (3) we are to be dissolved and liquidated, (4) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of our voting stock (based upon voting power), or
(5) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors. No changes were made to outstanding awards under the plan in connection with our acquisition of PDTI other than all options to purchase common stock became options to purchase an equivalent number of shares of our common stock at the same exercise price.

     Term and Amendment. Our Board of Directors may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. Our Board of Directors has the right to alter or amend the plan at any time, provided that no change in the plan may be made that would impair the rights of a participant in the plan with respect to an award previously granted without the consent of the participant. In addition, our Board of Directors may not, without the consent of our stockholders, amend the plan to (1) increase the maximum aggregate number of shares that may be issued under the plan or (2) change the class of individuals eligible to receive awards under the plan.

     Outstanding Awards. As of January 27, 2006, the outstanding options to purchase common stock under the plan consisted of options to purchase 6,425,000 shares of common stock in the aggregate at $0.05 to $0.24 per share. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. As of January 27, 2006, we had not issued any restricted stock or stock appreciate rights under the plan.

Certain Relationships and Related Transactions.

     Our President and Chairman, Mr. Prentis B. Tomlinson, Jr., owns approximately 20.0% of Kerogen Resources, Inc., a privately held oil and gas exploration company, and serves as its Chairman of the Board. We have entered into five agreements with Kerogen Resources.

     First, we are parties to a letter agreement with Kerogen Resources pursuant to which we are participating in the Reichmann project as described above under "Our Business - Our Projects." Pursuant to such agreement we have paid Kerogen $3,179,660. Kerogen then paid such amount to Reichmann Petroleum Corporation

     Second, we have entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the South Fort Worth Basin as described above under "Our Business - Our Projects." Pursuant to this agreement we are obligated to pay Kerogen Resources $597,000 for its identification of prospects; we have paid Kerogen Resources $500,000 of such amount.

     Third, we have entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the Williston Basin as described above under "Our Business - Our Projects." Pursuant to this agreement we are obligated to pay Kerogen Resources $638,600 for its identification of prospects; we have paid Kerogen Resources $550,000 of such amount.

     Fourth, we hold a promissory note issued by Kerogen Resources. The principal owed pursuant to the note is $300,000 and it bears interest at the rate of 6.25% per annum. The principal of this note and accrued interest thereon is due and payable in a single installment on the maturity date. The maturity date is the earlier of September 30, 2006 or the date on which Kerogen Resources receives gross proceeds of at least $6,000,000 from a sale of equity, in one or more transactions. We acquired the note from Mr. Tomlinson in October 2005 in exchange for a payment of $300,000.

     We believe all of the transactions with related parties have been on terms no less favorable to us than those terms which may have been obtained from unrelated third parties.

                            DESCRIPTION OF SECURITIES

     Pursuant to our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 27, 2006, we had 50,525,000 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

     Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption. Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock.

Preferred Stock

     Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include voting powers, designations, preferences, dividend rights, dividend rates, terms of redemption, redemption process, conversion rights and any other terms permitted to be established by our certificate of incorporation and by applicable law.

Warrants and Options

     In connection with our acquisition of Calibre Energy, we assumed certain warrants to purchase 10,400,000 shares of common stock that had previously been issued by Calibre Energy and all options to purchase common stock that were outstanding under Calibre Energy's 2005 Stock Incentive Plan.

     The warrants to purchase common stock that we assumed in connection with the acquisition of Calibre Energy are all exercisable for two years from the date of issuance, October 31, 2005, and may be exercised on a net cashless basis. The warrants have an exercise price of $0.75 per share.

     The options we assumed in connection with our acquisition of Calibre Energy were all issued under Calibre Energy's 2005 Stock Incentive Plan, which we also assumed in connection with our acquisition of Calibre Energy. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The options to purchase common stock that we assumed consist of options to purchase 6,425,000 shares of common stock at prices ranging from $0.05 per share to $0.24 per share.

Registration Rights

     In connection with our acquisition of Calibre Energy, we assumed Calibre Energy's obligation to register the re-sale of the shares issued in the merger to the Calibre Energy stockholders. Pursuant to these registration rights, we are obligated to use commercially reasonable efforts to file within 120 days of the completion of the merger a registration statement to register the resale from time to time of the shares of common stock issued in connection with the merger and those shares issuable upon exercise of the Calibre Energy warrants we assumed in the merger.

     Alternatively, if we do not have in place an effective registration statement pursuant to the preceding paragraph and we intend to file a registration statement to register shares of our common stock (other than a registration on Form S-8 relating solely to employee, director or consulting stock option or purchase plans or other equity compensation plans or a registration on Form S-4 relating solely to a transaction under Rule 145 promulgated under the Securities Act), we shall be required to offer to include in such registration statement the shares of common stock issued in the merger and those issuable upon exercise of the Calibre Energy warrants upon the request of the holders of such shares. If the registration of which we give notice is for a registered public offering involving an underwriting, we shall so advise the holders of the shares subject to registration. Any shares of common stock that are included in an underwritten offering by us may be subject to limitation by the underwriters in such offering if marketing factors require such limitations.

     Any sales to be made by a holder of shares pursuant to an effective registration statement, as described above, are subject to certain blackout rights that may be exercised by us pursuant to which we may prevent any holder from selling under the registration statement for up to 90 days in any six-month period.

     We have agreed to pay all costs and expenses associated with the registration of the shares of common stock issued in the merger or issuable upon exercise of the Calibre Energy warrants other than legal fees for more than one legal counsel for the selling holders and underwriters' fees, discounts or commissions relating to the sale of the registered securities. The registration rights agreement also contains customary indemnification provisions between us and the holders of the registered securities.

Anti-Takeover Provisions

     Certain provisions in our certificate of incorporation may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

                           PRICE RANGE OF COMMON STOCK

     As of January 27, 2006 after consummation of the merger, there were 50,525,000 shares of our common stock outstanding, held by approximately 120 holders, including shares held in street name. Our common stock is quoted on the OTC Bulletin Board under the symbol "HDMS.OB." The following table sets forth, for the periods indicated, the high and low bids for our common stock; the bids reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The last reported bid for our common stock on the OTC Bulletin Board on January 24, 2006 was $2.25 per share.

                                                              High       Low
                                                             ------     ------
    Fiscal Year Ended December 31, 2004
     First Quarter........................................   $   0      $   0
     Second Quarter.......................................       0          0
     Third Quarter........................................       0          0
     Fourth Quarter.......................................       0          0

    Fiscal Year Ended December 31, 2005
     First Quarter........................................       0          0
     Second Quarter.......................................       0          0
     Third Quarter........................................       0          0
     Fourth Quarter.......................................    1.85       1.60


     The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Like the stock prices of other small exploration and production companies, the market price of our common stock may in the future be, subject to significant volatility. Factors such as reports on the results of leasing or drilling operations, changes in the price of oil and gas or drilling costs, changes in estimates of our performance by securities analysts, failure to meet securities analysts' expectations, may have a significant effect on the market price of the common stock. In addition, the price of our stock could be affected by stock price volatility in the exploration and production industry or the capital markets in general without regard to our operating performance.

Dividend Policy

     We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends within the foreseeable future. Any future payment of dividends will be determined by our Board of Directors and will depend on our consolidated financial condition and results of operations and other factors deemed relevant by our Board of Directors.

Legal Proceedings

     Neither we nor any of our property are currently a party to any pending legal proceedings.

Recent Sales of Unregistered Securities

     In connection with the closing of our acquisition of Calibre Energy, Inc., a Delaware corporation ("Calibre Energy"), on January 27, 2006, we issued 47,000,000 shares of our voting common stock, par value $0.001 per share ("Common Stock"), to the former holders of common stock of Calibre Energy and reserved for issuance: (1) 10,400,000 shares of Common Stock pursuant to outstanding warrants to purchase common stock of Calibre Energy that were assumed by us, and (2) 6,425,000 shares of Common Stock pursuant to outstanding options to purchase common stock of Calibre Energy pursuant to Calibre Energy's 2005 Stock Incentive Plan that were assumed by the Company. No underwriters were involved in the acquisition described herein. The securities were issued to Calibre Energy's stockholders in the United States in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The U.S. purchasers of shares of our stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The securities were issued to Canadian holders of Calibre Energy, Inc. securities pursuant to an exemption in subsection 2.11(a) of National Instrument 45-106.

     All the purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

Indemnification of Directors and Officers

     Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL
Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

     Our Articles of Incorporation and By-laws provide that we may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

     Additionally, under their employment agreements with Calibre Energy (which agreements were assumed by us in connection with the acquisition of Calibre Energy), Messrs. Tomlinson, Moses and Frey are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL

Item 5.01. Changes in Control of Registrant.

     The information set forth above under "Item 2.01 Completion of Acquisition or Disposition of Assets" is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
           Appointment of Principal Officers.

     The information set forth above under "Item 2.01 Completion of Acquisition or Disposition of Assets" is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal
           Year.

     In connection with the acquisition the Company amended its Articles of Incorporation to change its name to Calibre Energy, Inc. and to increase the number of authorized shares as described in "Item 2.01 Completion of Acquisition or Disposition of Assets" which is incorporated herein by reference. A copy of the Company's Restated and Amended Articles of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

                          INDEPENDENT AUDITOR'S REPORT


Yount, Hyde & Barbour, PC
Certified Public Accountants
 and Consultants

To the Board of Directors
Calibre Energy, Inc.
Washington, D.C.

We have audited the accompanying balance sheet of Calibre Energy, Inc. (the "Company") as of November 30, 2005 and the related statements of operations, shareholders' equity and cash flows for the period from August 17, 2005 (date of inception) through November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2005 and the results of its operations and its cash flows for the period from August 17, 2005 (date of inception) through November 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company was formed on August 17, 2005 and has generated operating loses since inception, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     S/S Yount, Hyde & Barbour, P.C.

Winchester, Virginia
December 22, 2005

                              CALIBRE ENERGY, INC.

                                  Balance Sheet
                                November 30, 2005

        Assets

Current Assets
   Cash.....................................................................$     2,802,787
   Notes receivable.........................................................        300,000
   Other current assets.....................................................         27,062
                                                                            ----------------
        Total current assets................................................      3,129,849
                                                                            ----------------

Noncurrent Assets
   Oil and gas properties, using full cost method
      Development costs.....................................................      2,051,206
      Exploratory cost......................................................      1,071,710
      Property acquisition costs............................................      1,101,418
                                                                            ----------------
        Oil and gas properties..............................................      4,224,334
   Furniture and office equipment...........................................         98,697
   Less accumulated depreciation, depletion, amortization and impairment....             --
                                                                            ----------------
        Net property, furniture and office equipment........................      4,323,031
                                                                            ----------------
        Total noncurrent assets.............................................      4,323,031
                                                                            ----------------
        Total assets........................................................$     7,452,880
                                                                            ================

        Liabilities and Shareholders' Equity

Current Liabilities
   Accrued expenses.........................................................$       385,102
   Deferred rent............................................................         17,700
                                                                            ----------------
        Total liabilities...................................................        402,802
                                                                            ----------------

Shareholders' Equity
   Preferred stock, $.001 par value; authorized 10,000,000
      shares; none issued...................................................             --
   Common stock, $.001 par value, authorized 70,000,000
      shares; issued and outstanding 47,000,000 shares......................         47,000
   Additional paid-in capital...............................................      8,639,306
   Accumulated deficit......................................................     (1,636,228)
                                                                            ----------------
        Total shareholders' equity..........................................      7,050,078
                                                                            ----------------

        Total liabilities and shareholders' equity..........................$     7,452,880
                                                                            ================

See accompanying notes to financial statements.

                              CALIBRE ENERGY, INC.

                             Statement of Operations
                       August 17, 2005 (Date of Inception)
                            through November 30, 2005

Net Revenue.....................................$             --
                                                -----------------

Operating Expenses
   Personnel....................................       1,561,429
   Office.......................................          42,334
   Professional fees............................          38,639
   Miscellaneous................................           1,848
                                                -----------------

      Total operating expenses..................       1,644,250
                                                -----------------

(Loss) from operations..........................      (1,644,250)
                                                -----------------

Interest income.................................           8,022
                                                -----------------
      Net (loss)................................$     (1,636,228)
                                                =================

See accompanying notes to financial statements.

                              CALIBRE ENERGY, INC.

                        Statement of Shareholders' Equity
                       August 17, 2005 (Date of Inception)
                            through November 30, 2005

                                                          Common Stock        Additional
                                                    ------------------------    Paid-In     Accumulated
                                                      Shares        Amount      Capital       Deficit         Total
                                                    -----------  -----------  -----------  -------------  --------------
Balance - August 17, 2005
   (date of inception)
      Initial capital from founding stockholders...  27,000,000  $    27,000  $         -  $          -   $      27,000
      Private offering.............................  20,000,000       20,000    7,223,056             -       7,243,056
      Stock options granted to Executives for
        services...................................           -            -    1,416,250             -       1,416,250
      Net (loss)...................................           -            -            -    (1,636,228)     (1,636,228)
                                                    -----------  -----------  -----------  -------------  --------------
Balance - November 30, 2005                          47,000,000  $    47,000  $ 8,639,306  $ (1,636,228)  $   7,050,078
                                                    ===========  ===========  ===========  =============  ==============

See accompanying notes to financial statements.

                              CALIBRE ENERGY, INC.

                             Statement of Cash Flows
                       August 17, 2005 (Date of Inception)
                            through November 30, 2005


Cash Flows from Operating Activities
   Net (loss)........................................................................  $    (1,636,228)
   Adjustments to reconcile net (loss) to net cash provided by operating activities:
      Stock options granted for services.............................................        1,416,250
      Changes in working capital components:
        (Increase in other current assets............................................          (27,062)
        Increase in accrued expenses.................................................          385,102
        Increase in deferred rent....................................................           17,700
                                                                                       ----------------
           Net cash provided by operating activities.................................          155,762
                                                                                       ----------------

Cash Flows from Investing Activities
   Purchase of furniture, office equipment and leasehold improvements................          (98,697)
   Development cost..................................................................       (2,051,206)
   Exploratory cost..................................................................       (1,071,710)
   Property acquisition cost.........................................................       (1,101,418)
   Disbursements on notes receivable.................................................         (300,000)
                                                                                       ----------------
           Net cash (used in) investing activities...................................       (4,623,031)
                                                                                       ----------------

Cash Flows from Financing Activities
   Proceeds from sale of common stock................................................        7,270,056
                                                                                       ----------------

           Net increase in cash......................................................        2,802,787

Cash
   Beginning of period...............................................................               --
                                                                                       ----------------

   End of period.....................................................................  $     2,802,787
                                                                                       ================

See accompanying notes to financial statements.

                              CALIBRE ENERGY, INC.

                          Notes to Financial Statements

Note 1. Organization and Business Operations

     Calibre Energy, Inc. is a privately owned exploration and production company focused on the acquisition, exploitation and development of high quality, long-lived producing and non-producing fractured gas and oil shale properties in selected producing basins in North America. Headquartered in Washington, DC and Houston, Texas, Calibre Energy, Inc. (the "Company") is a Delaware corporation that was formed on August 17, 2005 that anticipates it will complete a reverse merger into a public company in January 2006.

     The Company anticipates applying a business model to achieve substantial annual growth in production and reserves with a relatively low risk approach. These plans include deploying known techniques for use in identifying, predicting, and optimizing future production volumes and rates. Using multi-discipline teams with core competencies of petrophysics, reservoir and production engineering, geology and geophysics, the Company's emphasis will be on the practical integrated application of these technologies to identify previously "hidden" potential. This model mitigates conventional exploration risk because the Company will focus on:
     a) shales that are laterally extensive (pervasive); b) basins where the target zones have been previously penetrated and found to be productive; c) shales that have been successfully fraced (contained); d) cuttings utilized to validate source rock potential, porosity, and permeability; and e) projects that will be financially leveraged.


Note 2. Summary of Significant Accounting Policies

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's financials are based on a number of significant estimates, including oil and gas reserve quantities which are the bases for the calculation of depreciation, depletion and impairment of oil and gas properties, and timing and costs associated with its retirement obligations.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist of cash. At November 30, 2005 the Company had $2,602,787 in cash in excess of federally insured limits. The Company maintains cash accounts only at large high quality financial institution and the Company believes the credit risk associated with cash is remote.

     Oil and Gas Properties

     The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized.

     All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

     In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

     Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

     Oil and Gas Properties Not Subject to Amortization

     The Company is currently participating in oil and gas exploration and development activities. At November 30, 2005, a determination cannot be made about the extent of oil reserves that should be classified as proved reserves. Consequently, all the property, development and exploratory costs have been excluded in computing amortization. The Company will begin to amortize these costs when these projects are evaluated, which is currently estimated to be 2006.

     Furniture and Office Equipment

     Furniture and office equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of 5 years. During the period ended November 30, 2005 there was no depreciation expense as the assets were not in place and utilized until after the period end.

     Employee Stock Plan

     At November 30, 2005, the Company has a stock-based compensation plan, which is described more fully in Note 5. As permitted under generally accepted accounting principles, the Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, stock-based employee compensation cost has been recognized, as all options granted under the plan had an exercise price less than the market value of the underlying common stock on the date of grant, see note 5 for more information. There would be minimal effect on the net loss had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation).

     Income Taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established when necessary to reduce the deferred tax asset to the amount expected to be realized.

Note 3. Going Concern

     As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of November 30, 2005, the Company has limited financial resources until such time that the Company is able to generate positive cash flow from operations. These factors raise substantial doubt about our ability to continue as a going concern. The Company's ability to achieve and maintain profitability and positive cash flow is dependent upon the Company's ability to locate profitable properties, generate revenue from their planned business operations, and control exploration cost. Management plans to fund its future operation by obtaining additional financing and commencing commercial production. However, there is no assurance that we will be able to obtain additional financing from investors or private lenders.

Note 4. Income Tax Matters

     Net deferred tax assets consist of the following components as of November 30, 2005:

         Stock compensation                        $  566,500
         Net operating loss carryovers                 87,991

         Less valuation allowance                    (654,491)
                                                   -----------
         Net deferred tax asset                    $       --
                                                   ===========

     The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheet as noncurrent assets. The deferred tax assets are net of a full valuation allowance of $654,491.

     During the period ending November 30, 2005, the Company recorded a full valuation allowance on the deferred tax asset to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax asset is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

     Loss carryforwards for tax purposes will expire in 2025.

     The income tax provision differs from the amount of income determined by applying the U.S. Federal income tax rate to pretax income for the year ended November 30, 2005 primarily due to the valuation allowance.

Note 5. Shareholders' Equity

     Preferred Stock

     The Company is authorized to issue up to 10 million shares of $.001 par value preferred stock, the rights and preferences of which are to be determined by the Board of Directors at or prior to the time of issuance. As of November 30, 2005 none of the preferred stock is outstanding.

     Common Stock

     The Company is authorized to issue 70,000,000 shares of common stock, par value of $.001 per share. The founding shareholders were issued 27,000,000 shares of common stock. In October 2005, the Company completed a private offering of 20,000,000 units at a price of $.40 per unit. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $.75 per share for every two shares of common stock the investor purchases in the offering. There were 10,000,000 warrants granted in the offering and the warrants expire two years from purchase. These warrants are valued at $1,500,000. The Company paid fees and expenses related to this offering of $756,944. The Company also granted 1,762,250 warrants with the same terms and conditions as those issued in the private offering to the placement agent. These warrants were valued at $264,338.

Note 6. Stock Option Plan

     The Company adopted the 2005 Stock Incentive Plan (the "Plan") in October 2005. Under the Plan options may be granted to key employees and other persons who contribute to the success of the Company. The Company has reserved 9,000,000 shares of common stock for the plan. During the period ended November 30, 2005, there were 5,150,000 options granted to executives under the plan with an exercise price of $.05. All options are fully vested, and expire 10 years from the grant date. No options have been exercised to date. Compensation expense recorded through November 30, 2005 for the options granted is $1,416,250.

Note 7. Related Party Transactions

     Prentis B. Tomlinson, Jr., Chairman of the Board of Directors, President and Chief Executive Officer owns a 20% interest in Kerogen Resources, Inc. ("KRI") that was formed in July 2005. During 2005, the Company entered into Joint Venture Agreements with KRI in the Barnett Shale gas development in the Ft. Worth Basin of north Texas and in the Bakken Shale oil development in the Williston Basin of North Dakota and Montana. Under these Joint Ventures, the Company is required to pay a prospect generation fee of $597,600 in the Ft. Worth Basin and $638,600 in the Williston Basin. As of November 30, 2005, a total of $850,000 has been paid to KRI. In each of these Joint Ventures, the Company pays 30% of the costs of leases and wells for a 27% working interest. The terms of participation by the Company in the Joint Venture Agreements for both the Ft. Worth Basin and the Williston Basin are identical to the Joint Venture Agreements entered into with other industry companies with KRI in these basins.

     Additionally, on October 2005 the Company purchased a 12.5% working interest through KRI in leases and wells owned by Reichmann Petroleum Corporation in the Ft. Worth Basin. KRI is the Company's technical representative on the Reichmann purchase, and as such, the company pays 12.5% of the costs for a 10.9375% working interest. A total of $3,179,660 was paid at closing that represented the Company's 12.5% working interest share in approximately 6,190 net acres and prepayment of drilling costs on 12 wells. The price paid for the leases and wells represented market prices for similar leases and wells in the area.

     On October 18, 2005, the Company assumed advances made under a Promissory Note to Kerogen Resources, Inc. by Prentis B. Tomlinson, Jr. in the amount of $300,000. The note bears interest at 6.25% and the principal on the note, including accrued interest, is due at the earlier of September 30, 2006 or the date on which Kerogen sells equity in which Kerogen receives proceeds of at lease $6,000,000 in one or more transactions. This Promissory Note is anticipated to be paid by Kerogen in the first quarter of 2006.

Note 8. Commitments and Contingencies

     The Company has entered into a three year operating lease agreement for office space in Washington, DC. The lease commenced on November 1, 2005 and will expire on October 31, 2008.

     At November 30, 2005, future minimum lease payments under the operating lease are as follows:

         Period ending November 30:

             2006                 $ 100,509
             2007                   103,022
             2008                    96,596
                                  ----------
                   Total          $ 300,127
                                  ==========

     Total rent expense was $32,557 for the period ended November 30, 2005. There were $17,700 of leasehold incentives which will be amortized over the life of the lease.

 (b)  Pro forma financial information.


                          Pro forma Financial Statement
                                  Balance Sheet
                                November 30, 2005

                                                        CEI              Hardwood
                                                     (audited)          (unaudited)          Combined
                                                 -----------------   -----------------   -----------------
Assets

Current Assets
   Cash........................................  $       2,802,787   $           1,112   $       2,803,899
   Cash........................................            300,000                  --             300,000
   Notes receivable............................             27,062                  --              27,062
                                                 -----------------   -----------------   -----------------
      Total current assets.....................          3,129,849               1,112           3,130,961
                                                 -----------------   -----------------   -----------------

Noncurrent Assets
   Oil and gas properties, using full cost
    method
      Development costs........................          2,051,206                  --           2,051,206
      Exploratory cost.........................          1,071,710                  --           1,071,710
      Property acquisition costs...............          1,101,418                  --           1,101,418
                                                 -----------------   -----------------   -----------------
        Oil and gas properties.................          4,224,334                  --           4,224,334
   Furniture and office equipment..............             98,697                  --              98,697
   Less accumulated depreciation, depletion,
      amortization and impairment..............                 --                  --                  --
                                                 -----------------   -----------------   -----------------
        Net property, furniture and office
           equipment...........................          4,323,031                  --           4,323,031
                                                 -----------------   -----------------   -----------------

      Total noncurrent assets..................          4,323,031                  --           4,323,031
                                                 -----------------   -----------------   -----------------

      Total assets.............................  $       7,452,880   $           1,112   $       7,453,992
                                                 =================   =================   =================

Liabilities and Shareholders' Equity

Current Liabilities
   Accounts Payable & Accrued expenses.........  $         385,102   $           1,393   $         386,495
   Note Payable - Stockholder..................                 --              10,427              10,427
   Deferred rent...............................             17,700                   -              17,700
                                                 -----------------   -----------------   -----------------
      Total liabilities........................            402,802              11,820             414,622
                                                 -----------------   -----------------   -----------------

Shareholders' Equity

   Preferred stock, $.001 par value; authorized
      10,000,000 shares; non issued............                 --                  --                  --
   Common stock, $.001 par value, authorized
      70,000,000 and 50,000,000 respectively
      shares; issued and outstanding 47,000,000
      shares and 23,100,000 shares respectively             47,000              23,100              70,100
   Additional paid-in capital                            8,639,306             124,900           8,764,206
   Accumulated deficit                                  (1,636,228)           (158,708)         (1,794,936)
                                                 -----------------   -----------------   -----------------
      Total shareholders' equity                         7,050,078             (10,708)          7,039,370
                                                 -----------------   -----------------   -----------------
      Total liabilities and shareholders equity  $       7,452,880   $           1,112   $       7,453,992
                                                 =================   =================   =================

                         Pro forma Financial Statements
                             Statement of Operations
                                November 30, 2005

                                         CEI             Hardwood
                                      (audited)         (unaudited)         Combined
                                  ----------------   ----------------   ----------------

Net Revenue.......................$             --   $             --   $             --
                                  ----------------   ----------------   ----------------

Operating Expenses
   Personnel                             1,561,429                  0          1,561,429
   Office                                   42,334                 --             42,334
   Professional fees                        38,639             12,438             51,077
   Miscellaneous                             1,848                454              2,302
                                  ----------------   ----------------   ----------------

      Total operating expenses           1,644,250             12,892          1,657,142
                                  ----------------   ----------------   ----------------

(Loss) from operations                  (1,644,250)           (12,892)        (1,657,142)
                                  ----------------   ----------------   ----------------


Interest income                              8,022                --               8,022
Taxes                                           --               (100)              (100)
                                  ----------------   ----------------   ----------------
                                  $     (1,636,228)  $        (12,992)  $     (1,649,220)
                                  ================   ================   ================
        Net (loss)                      (1)

(1)     Income from August 17, 2005 (Date of Inception) to November 30, 2005.

(c)  Exhibits

Exhibit No.    Description
-----------    -----------

2.1 Amended and Restated Agreement and Plan of Reorganization dated January 17, 2006 by and among Hardwood Doors and Milling Specialities, Inc., a Nevada corporation, Calibre Energy Acquisition Corp., a Delaware corporation, and Calibre Energy, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 27, 2006)

3.1 Amended and Restated Articles of Incorporation of Hardwood Doors and Milling Specialties, Inc.

3.3            Bylaws of Hardwood Doors and Milling Specialties, Inc.

10.1 Registration Rights Agreement dated October 31, 2005 by and among Calibre Energy, Inc. and the stockholders named therein.

10.2 Form of Common Stock Warrant dated October 31, 2005 issued by Calibre Energy, Inc. to the purchasers

10.3 Participation Agreement (Southern Fort Worth Basin) dated September 20, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc.

Exhibit No.    Description
-----------    -----------

10.4 Letter Agreement re: Barnett Share Acquisition dated October 12, 2005 between Reichmann Petroleum and Calibre Energy, Inc.

10.5 Participation Agreement (Williston Basin) dated September 20, 2005 between Calibre Energy, Inc. and Kerogen Energy, Inc.

10.6 First Amendment to Participation Agreements dated October 31, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc., Triangle Petroleum USA, Inc. and Wynn Crosby Partners I, LP

10.7*          Calibre Energy, Inc. 2005 Stock Incentive Plan

10.8*          Form of Incentive Stock Option Agreement

10.9*          Form of Non-Statutory Stock Option Agreement

10.10* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Prentis B. Tomlinson, Jr.

10.11* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Moses.

10.12* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Peter F. Frey

10.13* Employment Agreement dated December 28, 2005 between Calibre Energy, Inc. and Oliver Pennington

 23.1          Consent of Yount, Hyde & Barbour, P.C.

          *    Management contract or compensatory plan or arrangement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      CALIBRE ENERGY, INC.


Date: January 27, 2006                By:   /s/ Prentis B. Tomlinson, Jr.
                                            ------------------------------------
                                      Name: Prentis B. Tomlinson, Jr., President

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

2.1 Amended and Restated Agreement and Plan of Reorganization dated January 17, 2006 by and among Hardwood Doors and Milling Specialities, Inc., a Nevada corporation, Calibre Energy Acquisition Corp., a Delaware corporation, and Calibre Energy, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 27, 2006)

3.1 Amended and Restated Articles of Incorporation of Hardwood Doors and Milling Specialties, Inc.

3.3            Bylaws of Hardwood Doors and Milling Specialties, Inc.

10.1 Registration Rights Agreement dated October 31, 2005 by and among Calibre Energy, Inc. and the stockholders named therein.

10.2 Form of Common Stock Warrant dated October 31, 2005 issued by Calibre Energy, Inc. to the purchasers

10.3 Participation Agreement (Southern Fort Worth Basin) dated September 20, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc.

10.4 Letter Agreement re: Barnett Share Acquisition dated October 12, 2005 between Reichmann Petroleum and Calibre Energy, Inc.

10.5 Participation Agreement (Williston Basin) dated September 20, 2005 between Calibre Energy, Inc. and Kerogen Energy, Inc.

10.6 First Amendment to Participation Agreements dated October 31, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc., Triangle Petroleum USA, Inc. and Wynn Crosby Partners I, LP

10.7*          Calibre Energy, Inc. 2005 Stock Incentive Plan

10.8*          Form of Incentive Stock Option Agreement

10.9*          Form of Non-Statutory Stock Option Agreement

10.10* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Prentis B. Tomlinson, Jr.

10.11* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Moses.

10.12* Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Peter F. Frey

10.13* Employment Agreement dated December 28, 2005 between Calibre Energy, Inc. and Oliver Pennington

Exhibit No.    Description
-----------    -----------

 23.1          Consent of Yount, Hyde & Barbour, P.C.


* Management contract or compensatory plan or arrangement.